As filed with the Securities and Exchange Commission on October 5, 2020

Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BORGWARNER INC.
(Exact name of registrant as specified in its charter)

Delaware	13-3404508
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

3850 Hamlin Road
Auburn Hills, Michigan 48326
(248) 754-9200
(Address of principal executive offices, including zip code)

DELPHI TECHNOLOGIES PLC LONG-TERM INCENTIVE PLAN
(Full title of the plan)

Tonit M. Calaway
Chief Administrative Officer and Secretary
3850 Hamlin Road
Auburn Hills, Michigan 48326
(248) 754-9200
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Patrick G. Quick
Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, WI 53202-5306
(414) 271-2400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	maximum	maximum
Title of securities	to be	offering price	aggregate	Amount of
to be registered	registered (1)(2)	per share (3)	offering price	registration fee
Common Stock, $0.01 par value per share	2,215,237 shares	$39.52	$87,546,166	$9,552
(1)

This Registration Statement on Form S-8 (the “Registration Statement”) registers the offer and sale of 494,375 shares of common stock, $0.01 par value per share (each, a “Company Share”), of BorgWarner Inc. (the “Company”) issuable to holders (current or former officers, employees, consultants and advisors of the Company or its subsidiaries who were officers, employees, consultants and advisors of Delphi Technologies PLC (“Delphi Technologies”) or its subsidiaries at the Effective Time (as defined below)) of certain restricted stock units and performance-based restricted stock units under the Delphi Technologies PLC Long-Term Incentive Plan (the “Plan”), which awards were adjusted and assumed by the Company in connection with the Transaction (as defined below). In addition, this Registration Statement registers 1,720,862 Remaining Stock Plan Shares (as defined below).

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Company Shares that become issuable by reason of any stock dividend, stock split, recapitalization, or other similar transaction which results in an increase in the number of the outstanding Company Shares.

(3)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act, the price per Company Share is based on $39.52, which is the average of the high and low prices per Company Share as reported on the New York Stock Exchange on October 1, 2020.

EXPLANATORY NOTE

On October 1, 2020 (the “Closing Date”), the Company completed its acquisition of Delphi Technologies (the “Transaction”) pursuant to a Transaction Agreement, dated January 28, 2020, as amended on May 6, 2020 (the “Agreement”). At the Effective Time (as defined below), the Company, through one of its subsidiaries, acquired all of the outstanding ordinary shares of Delphi Technologies, $0.01 par value per share (each, a “Delphi Share” and, collectively, the “Delphi Shares”), from the shareholders of Delphi Technologies (the “Delphi Shareholders”) for newly issued Company Shares pursuant to a scheme of arrangement (the “Scheme of Arrangement”) under Part 18A of the Companies (Jersey) Law 1991, as amended from time to time. Following the implementation of the Transaction, Delphi Technologies became a wholly owned subsidiary of the Company.

Pursuant to the terms of the Agreement and the Scheme of Arrangement, the Company issued, in exchange for each Delphi Share, 0.4307 (the “Exchange Ratio”) of a share of common stock of the Company, par value $0.01 per share (each, a “Company Share”) and cash in lieu of any fractional Company Share.

Subject to certain exceptions, each award of restricted stock units (other than performance-based restricted stock units) of Delphi Technologies (an “Existing RSU Award”) was, as of immediately prior to the effective time of the Transaction (the “Effective Time”), cancelled and automatically converted into an award of restricted stock units of the Company (“Company RSUs”) covering a number of Company Shares determined by multiplying the number of Delphi Shares subject to such Existing RSU Award immediately prior to the closing of the Transaction by the Exchange Ratio (and rounding up or down to the nearest whole number). The converted Company RSUs have the same terms and conditions as the Existing RSU Awards and will generally become fully vested upon certain qualifying terminations of employment of the holder thereof prior to the second anniversary of the Effective Time. Subject to certain exceptions, each award of performance-based restricted stock units of Delphi Technologies (an “Existing PSU Award”) was, as of immediately prior to the Effective Time, cancelled and automatically converted into an award of Company RSUs covering a number of Company Shares determined by multiplying: (i) the number of Delphi Shares subject to such Existing PSU Award immediately prior to the closing of the Transaction (with performance deemed to have been achieved for this purpose at the target number of Delphi Shares subject to such Existing PSU Award); by (ii) the Exchange Ratio (and rounding up or down to the nearest whole number) (such restricted stock unit of the Company, a “Converted PSU Award”). Each Converted PSU Award is subject to the same time-based vesting conditions that applied to the Existing PSU Award immediately prior to the closing of the Transaction and is not subject to any performance-based vesting conditions. In all other respects, the Converted PSU Award is subject to substantially the same terms and conditions applicable to the Existing PSU Award and will generally become fully vested upon certain qualifying terminations of employment of the holder thereof prior to the second anniversary of the Effective Time.

As of the Effective Time, the Company assumed all of the Delphi Technologies stock plans, including with respect to any amount of shares (as adjusted pursuant to the Exchange Ratio) that remain (or may again become) available for future issuance thereunder, subject to any limitations under applicable law or any applicable securities exchange listing requirements (the “Remaining Stock Plan Shares”).

This Registration Statement has been filed to register: (1) 494,375 Company Shares issuable upon settlement of the Company RSUs and/or the Converted PSU Awards held by current or former officers, employees, consultants, and advisors of the Company or its subsidiaries who were officers, employees, consultants, and advisors of Delphi Technologies or its subsidiaries immediately prior to the Effective Time; and (2) the 1,720,862 Remaining Stock Plan Shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required in Part I of this Registration Statement is included in the prospectus for the Plan, which is not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) hereby are incorporated by reference into this Registration Statement:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on February 13, 2020;

(b)	the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020 and June 30, 2020, filed with the Commission on May 6, 2020 and August 5, 2020, respectively;

(c)

the information specifically incorporated by reference into the Company’s Annual Report on Form 10-K from the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 20, 2020;

(d)

the Company’s Current Reports on Form 8-K filed with the Commission (in all filings, excluding any portions furnished under Item 2.02 or Item 7.01 and any exhibits included with such Items, as applicable) on January 28, 2020, January 29, 2020, February 13, 2020, March 5, 2020, March 16, 2020, April 30, 2020, May 4, 2020, May 6, 2020, June 19, 2020, July 10, 2020, August 25, 2020, August 27, 2020, September 2, 2020, September 17, 2020, and October 2, 2020; and

(e)

the description of the Company Shares, par value $0.01 per Company Share, contained in the registration statement on Form 8-A (registration no. 001-12162) filed on July 24, 1998, including any amendment or report filed for the purposes of updating such description.

All reports and other documents that the Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment indicating that the Company has sold all of the securities offered under this Registration Statement or that deregisters the distribution of all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement from the date that the Company files such report or document. Any statement contained in this Registration Statement or any report or document incorporated into this Registration Statement by reference, however, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently dated report or document that is also considered part of this Registration Statement, or in any amendment to this Registration Statement, is inconsistent with such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is so qualified in its entirety by the information appearing in the documents incorporated herein by reference. The Company’s file number with the Commission is 001-12162.

Under no circumstances will any information that the Company discloses under Item 2.02 or 7.01 of any Current Report on Form 8-K that the Company may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides as follows:

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by Section 102 of the DGCL, the Company’s restated certificate of incorporation provides that no director shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director other than: (i) for breaches of the director’s duty of loyalty to the Company and its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for the unlawful payment of dividends or unlawful stock purchases or redemptions under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

The Company’s restated certificate of incorporation provides for indemnification of its directors and officers to the fullest extent permitted by the DGCL, and allows the Company to advance or reimburse litigation expenses upon submission by the director, officer, or employee of an undertaking to repay such advances or reimbursements if it is ultimately determined that indemnification is not available to such director or officer. The Company’s amended and restated bylaws also provide for indemnification of its directors and officers to the fullest extent permitted by the DGCL.

The Company maintains directors and officers liability insurance for the benefit of its directors and officers. In addition, underwriting agreements that may be entered into between the Company and any underwriter may contain certain provisions regarding indemnification of our directors and officers by the underwriters.

The foregoing statements are subject to the detailed provisions of the DGCL, the Company’s restated certificate of incorporation, and the Company’s amended and restated by-laws. For information concerning the Company’s undertaking to submit to adjudication the issue of indemnification for violation of the securities laws, see Item 9 hereof.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

Item 9. Undertakings.

A. The undersigned Company hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibits
4.1	Restated Certificate of Incorporation of the Company, as amended through April 26, 2018 (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 filed July 26, 2018).

4.2	Amended and Restated By-Laws of the Company, as amended through April 25, 2018 (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 filed July 26, 2018).

4.3	Delphi Technologies PLC Long-Term Incentive Plan (incorporated by reference to Exhibit 4.2 to the Registration Statement of Delphi Technologies on Form S-8 (File No. 333-221861) filed on December 1, 2017).

5.1*	Opinion of Foley & Lardner LLP.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Foley & Lardner LLP (included in its opinion filed as Exhibit 5.1 hereto).

24.1*	Powers of Attorney.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Auburn Hills, State of Michigan, on October 5, 2020.

BORGWARNER INC.

By:	/s/ Frédéric B. Lissalde
Name:	Frédéric B. Lissalde
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Frédéric B. Lissalde	President and Chief Executive	October 5, 2020
Frédéric B. Lissalde	Officer (Principal Executive
Officer) and Director

/s/ Kevin A. Nowlan	Executive Vice President and Chief	October 5, 2020
Kevin A. Nowlan	Financial Officer (Principal
Financial Officer)

/s/ Daniel R. Etue	Vice President and Controller	October 5, 2020
Daniel R. Etue	(Principal Accounting Officer)

ALEXIS P. MICHAS*	Director and Non-Executive	October 5, 2020
Chairman

NELDA J. CONNORS*	Director	October 5, 2020

DENNIS C. CUNEO*	Director	October 5, 2020

DAVID S. HAFFNER*	Director	October 5, 2020

MICHAEL S. HANLEY*	Director	October 5, 2020

PAUL A. MASCARENAS*	Director	October 5, 2020

SHAUN E. MCALMONT*	Director	October 5, 2020

JOHN R. MCKERNAN, JR.*	Director	October 5, 2020

DEBORAH D. MCWHINNEY*	Director	October 5, 2020

VICKI L. SATO*	Director	October 5, 2020

/s/ Kevin A. Nowlan	*as attorney-in-fact for those	October 5, 2020
Kevin A. Nowlan	individuals marked by an asterisk